Exhibit 99.1

  American States Water Company Announces Earnings for the Three and
                 Twelve Months Ended December 31, 2005

    SAN DIMAS, Calif.--(BUSINESS WIRE)--March 14, 2006--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $1.58 and $1.57 per share, respectively, for the twelve months ended December 31, 2005 as compared to basic and fully diluted earnings of $1.19 and $1.18 per share, respectively, reported for the same period ended December 31, 2004. Basic and fully diluted earnings were both $0.30 per share for the three months ended December 31, 2005 as compared to basic and fully diluted earnings of $0.16 per share reported for the same period ended December 31, 2004.

    Full Year 2005 Results - Significant items that impacted the increase in earnings for 2005 in comparison to the prior year were:
(i) a favorable decision issued by the California Public Utilities Commission ("CPUC") on July 21, 2005 regarding the Aerojet memorandum account that increased net income by about $4.3 million or approximately $0.25 per share; (ii) a significant increase in the unrealized gain on purchased power contracts due to increased energy prices that added approximately $5.4 million to pre-tax income in 2005 (or $0.19 per share) compared to an unrealized loss of $136,000, or less than $0.01 per share for the same period of 2004; (iii) a favorable decision issued by the CPUC in 2004 that resulted in a net pre-tax gain of $5.2 million, or approximately $0.20 per share, on the sale of water rights during the second quarter of 2004; (iv) a 4% decrease in billed water consumption in 2005 impacted earnings by approximately $0.12 per share, offset by rate increases; (v) a higher effective income tax rate in 2005 reduced earnings by $0.08 per share; and (vi) a decrease in the provision for the supply cost balancing account. During the year ended December 31, 2005, Golden State Water Company's ("GSWC's") Region III recorded a reduction to its supply cost balancing account provision of approximately $4.3 million, pursuant to approvals in 2005 by the CPUC, for recovery of previous supply costs of $1.3 million incurred in 2004 and $3.0 million incurred in 2001 to 2003. Furthermore, a cumulative $2.7 million over-collection in supply costs was recorded in May 2004 covering mostly years 2001 to 2003 as a result of advice letter filings pursuant to a new procedure established by the CPUC. These overall changes to the supply cost balancing provisions resulted in a net increase of $0.29 per share in 2005.
    Total operating revenues of $236.2 million for the twelve months ended December 31, 2005 increased by $8.2 million compared to operating revenues of $228.0 million recorded for 2004. Of the total increase in revenues, water revenues increased by 2.4% primarily due to rate increases in 2004 and 2005 at GSWC which contributed approximately $8.8 million of the higher 2005 total revenues. As previously mentioned, a 4% decrease in billed water consumption resulting from near record rainfall in southern California in 2005, partially offset the effect of the higher water revenues. Electric revenues increased by 6.4% in 2005 primarily due to a rate increase related to cost recovery of the company's newly constructed 8.4 MW natural gas-fueled generation facility. Other revenues increased by $1.7 million reflecting a full year of operation of the water and wastewater system at Fort Bliss, Texas, by AWR subsidiary American States Utility Services, Inc. ("ASUS"). ASUS also signed three new long-term contracts to operate the water and wastewater facilities at four U.S. Army installations in Virginia and at Andrews Air Force Base ("Andrews") in Maryland during 2005. ASUS began operations of the facilities at Andrews and Fort Lee in February 2006 with the commencement of operations of the remaining three bases scheduled for April 2006.
    Total operating expenses increased by 2.0% to $195.8 million for the twelve months ended December 31, 2005 as compared to the $191.9 million recorded for the same period in 2004, reflecting: (i) an increase in groundwater production assessments due primarily to increases in pump assessment rates, partially offset by a decrease in well production due to a decline in 2005 consumption; (ii) a $5.2 million net pre-tax gain on sale of water rights during the second quarter of 2004 with no corresponding gain in 2005; (iii) higher other operating expenses due to higher wages, staffing levels, and chemicals and treatment costs; (iv) higher depreciation resulting from increased utility plant balances; (v) higher administrative and general expenses due to increases in pension and benefit costs, bonus accruals, and wages; (vi) increased expenses associated with a full year of operating the facilities at Fort Bliss; and (vii) higher taxes on income due to an increase in pre-tax operating income, and a higher effective tax rate resulting from differences between book and taxable income that are treated as flow-through adjustments in accordance with California regulatory requirements, and the recognition in 2005 of the partial deferral of the federal benefit of state taxes to conform to the flow-through method required for CPUC rate-making purposes.
    These increases were partially offset by: (i) a decrease in power purchased for resale resulting primarily from accounting adjustments based on orders from the Federal Energy Regulatory Commission associated with GSWC's contract with Mirant Marketing; (ii) the decrease in the provision for supply cost balancing accounts previously discussed; (iii) the increase in the unrealized gain on purchased power contracts previously discussed; and (iv) a net gain of $760,000 recorded in the first quarter of 2005 on a settlement reached for the removal of wells at the Chaparral City Water Company subsidiary in Arizona.
    Interest charges decreased by 23.8% to $13.6 million in 2005 compared to $17.9 million for the year ended December 31, 2004 primarily due to the CPUC's approval to include in rates previously incurred and expensed interest costs totaling $5.7 million; all of which is related to cost recovery of the $21.3 million Aerojet memorandum account. This was offset by increases in short-term borrowings, higher interest rates on short-term borrowings, and additional long-term interest for a $40 million private placement note issued in October 2005.

    Fourth Quarter 2005 Results - Significantly impacting the fourth quarter results were approximately $5.4 million of reductions (or $0.19 per share) recorded to GSWC's supply cost balancing account during the fourth quarter of 2005 associated with recovery of previously incurred supply costs. During the fourth quarter of 2005, GSWC recorded a $3.0 million reduction to its supply cost balancing account provision for increased supply costs incurred in 2001 to 2003, pursuant to 2005 CPUC orders. There was also a $2.4 million reduction recorded to the supply cost balancing account for increased supply costs recognized during prior quarters of 2005. Also during the fourth quarter of 2005, GSWC recorded a $2.0 million unrealized loss on purchased power contracts compared to an unrealized loss during the fourth quarter of 2004 of approximately $0.4 million resulting in a $0.06 per share reduction in fourth quarter 2005 results compared to the fourth quarter of 2004.
    Total operating revenues of $57.8 million for the fourth quarter of 2005 increased by $4.8 million compared to revenues of $53.0 million recorded in the fourth quarter of 2004. Of the total increase in revenues, water revenues increased by 8.8% due to rate increases implemented since the fourth quarter of 2004 and higher consumption in 2005 due to the extremely wet weather during the fourth quarter of 2004. Electric revenues increased by 12.8% due primarily to a rate increase in April 2005 discussed previously, partially offset by a decrease in consumption.
    Total operating expenses increased by $2.0 million, a 4.3% increase, to $47.7 million for the three months ended December 31, 2005. The increase in operating expenses reflects: (i) higher purchased water expenses due to increased customer usage (over fourth quarter 2004 levels) caused by changed weather, and increases in supplier rates; (ii) the increase in the unrealized loss on purchased power contracts previously described; (iii) higher other operating expenses due to higher wages and benefits, staffing levels, chemicals, and treatment costs; (iv) higher administrative and general costs due to an increase in pension and benefit costs, higher wages, and an increase in bonuses accrued; (v) higher depreciation resulting from increased utility plant balances; and (vi) higher taxes on income due to an increase in pre-tax operating income, and a higher effective tax rate resulting from differences between book and taxable income that are treated as flow-through adjustments in accordance with California regulatory requirements.
    These increases in expenses were partially offset by: (i) a reduction in power purchased for pumping during the fourth quarter of 2005 due to certain wells being shut down; (ii) a reduction in power purchased for resale due primarily to a decrease in usage and an increase in income from the sale of surplus electricity into the spot market; (iii) a decrease in 2005 maintenance as a result of certain emergency work completed during the fourth quarter of 2004; and (iv) reductions to the supply cost balancing account discussed previously.
    Interest charges increased by $616,000 to $5.2 million for the quarter ended December 31, 2005 as compared to the quarter ended December 31, 2004. The increase is due primarily to an increase in long-term interest for a $40 million private placement note issued in October 2005.

    Other - Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    Q4 and 2005 Earnings Release Conference Call - The Company will host a conference call today, Tuesday, March 14, 2006 at 11:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the Company's fourth quarter and year end results, strategies, and operating trends.
    Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Tuesday, March 14, 2006 at 1:00 p.m. PT and will run through Tuesday, March 21, 2006. The dial-in number for the audio replay is 800-642-1687, Passcode 5844154.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,800 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

                    American States Water Company
                             Consolidated

Comparative Condensed Balance Sheets
                                        December 31,    December 31,
(in thousands)                              2005            2004
-------------------------------------- ---------------  --------------
                                                (Unaudited)
Assets

Utility Plant-Net                     $       713,225  $      664,165
Other Property and Investments                 21,581          21,717
Current Assets                                 68,866          53,024
Regulatory and Other Assets                    73,105          71,371
-------------------------------------- ---------------- --------------
                                      $       876,777  $      810,277
-------------------------------------- ---------------- --------------

Capitalization and Liabilities

Capitalization                        $       532,499  $      480,367
Current Liabilities                            77,585          86,336
Other Credits                                 266,693         243,574
-------------------------------------- ---------------- --------------
                                      $       876,777  $      810,277
-------------------------------------- ---------------- --------------


Condensed Statements of Income
                               Three Months Ended  Twelve Months Ended
(in thousands, except per         December 31,        December 31,
 share amounts)
-------------------------------------------------- -------------------
                                 2005      2004      2005      2004
-------------------------------------------------- -------------------
                                   (Unaudited)         (Unaudited)

Operating Revenues               $57,836  $53,049  $236,197  $228,005
                               ------------------- -------------------

Operating Expenses:
 Operations                      $18,302  $21,845   $93,147  $101,097
 Unrealized (gain) loss on
  purchased power contracts        2,047      393    (5,445)      136
 Gain on sale of water rights          -        -         -    (5,675)
 Gain on settlement for
  removal of wells                     -        -      (760)        -
 Administration and general
  expenses                        12,435   10,643    44,133    41,809
 Maintenance                       3,517    4,033    11,585    11,562
 Depreciation and amortization     5,810    4,984    21,846    20,824
 Taxes on income                   3,363    1,670    21,945    13,390
 Property and other taxes          2,261    2,206     9,302     8,772
                               ------------------- -------------------

Total operating expenses         $47,735  $45,774  $195,753  $191,915

Net operating income             $10,101   $7,275   $40,444   $36,090

Other Income (Loss), net              86      (70)      (79)      301
Interest Charges                   5,154    4,538    13,599    17,850
-------------------------------------------------- -------------------
Net Income                        $5,033   $2,667   $26,766   $18,541
-------------------------------------------------- -------------------

Weighted Average Shares
 Outstanding                      16,792   16,741    16,778    15,633
-------------------------------------------------- -------------------
Earnings Per Common Share          $0.30    $0.16     $1.58     $1.19
-------------------------------------------------- -------------------
Weighted Average Diluted
 Shares                           16,832   16,778    16,809    15,663
-------------------------------------------------- -------------------
Earnings Per Diluted Share         $0.30    $0.16     $1.57     $1.18
-------------------------------------------------- -------------------
Dividends Declared Per Common
 Share                            $0.225   $0.225     $0.90    $0.888
-------------------------------------------------- -------------------

    CONTACT: American States Water Company
             Robert J. Sprowls, 909-394-3600, ext. 647